                                                                   EXHIBIT 10.57


                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of December 8, 2000, by and between BRE PROPERTIES, INC., a Delaware corporation (the "Company"), and BRADLEY P. GRIGGS (the "Executive").

                                  Background
                                  ----------

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

     1.   Term.  The term of this Agreement is from December 11, 2000 to
          ----
December 10, 2003, unless earlier terminated pursuant to Section 7 (the "Term"). Executive commenced the rendering of personal services under this Agreement on December 11, 2000 (the "Start Date").

     2.   Duties. Executive shall be employed by the Company as its Executive
          ------
Vice-President and Chief Investment Officer. Executive shall be under the direction and supervision of the Company's Chief Operating Officer ("COO"). Executive shall devote his full business time and best efforts to the Company, with his powers and duties to be determined by the COO. Executive shall not, except for incidental management of his personal financial affairs, engage in any other business, nor shall he serve in any position with any other corporation or entity, without the prior written consent of the COO and the Board of Directors of the Company (the "Board").

     3.   Compensation. During the Term, Executive shall be entitled to receive
          ------------
compensation in accordance with this Section 3.

          3.1  Base Salary.  Commencing on the Start Date, Executive shall
               -----------
receive an annual base salary ("Base Salary") of $250,000. The Board, in its discretion, may review the Base Salary annually and increase the Base Salary based on relevant circumstances. The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees.

          3.2  Annual Performance Bonus.  Executive shall be eligible to receive
               ------------------------
an annual incentive bonus (the "Annual Bonus") for each fiscal year of the Company during the Term beginning with the fiscal year ending December 31, 2001. The amount of the Annual Bonus shall be based on the achievement of management by objective criteria established by the Board (the "MBO Criteria"). It is anticipated that, for any given year, the amount of the Annual Bonus could range from 0% of Base Salary (in the event of a failure to achieve the Annual Criteria), to 40% of Base Salary (in the event of achievement of the Annual Criteria), to between 40% and 80% of Base Salary (in the event the Annual Criteria are exceeded). Except as otherwise specified in this Agreement, Executive shall earn the Annual Bonus only at the end of each of the Company's fiscal years during the Term. The Annual Bonus, if earned, shall be paid within 90 days after the end of each fiscal year.

          3.3  Developer Incentive Awards.  Executive shall be entitled to
               ---------------------------
receive additional long-term incentive awards during the Term of the Agreement under the Long Term Developer Incentive Program ("DIP") which has been adopted by the Board, in the form attached as Exhibit A, as it may be implemented and amended by the Board from time to time; provided, if the DIP is modified to the substantial detriment of Executive or eliminated, the Company shall supplement or replace the DIP with another substantial long-term incentive plan which, in the reasonable judgment of the Board, shall possess substantially similar potential economic benefits to Executive as existed prior to such modification or elimination of the DIP. Executive shall participate on a pro rata basis with respect to projects which have been initiated or committed to prior to his Start Date, as further defined on Exhibit B.

     4.   Benefits.  During the Term, Executive shall be entitled to receive
          --------
such other benefits and to participate (in accordance with the terms of such plans, which in some cases requires employees to bear all or part of the cost of the benefits) in such benefit plans as are generally provided by the Company to its executive employees, including, without limitation, automobile allowances of $500 per month, parking, 401(k), deferred compensation, and medical, dental, vision, disability and life insurance plans. Executive shall be entitled to four weeks vacation for each calendar year.

          At Executive's option which may be exercised only during the first ninety days of employment, the Company shall provide Executive with a five year, full recourse loan (the "Transition Assistance Loan") in an original principal amount of $50,000 to be evidenced by a promissory note in substantially the form attached as Exhibit C.

     5.   Expenses.  The Company shall pay or reimburse Executive for all
          --------
reasonable travel and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy.

     6.   Non-Solicitation. For a period of one year following any termination
          ----------------
of this Agreement, Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment with any subsequent employer or business with whom Executive is affiliated in any way.

     7.   Termination of Employment.
          -------------------------

          7.1  Termination Due to Death or Disability; Voluntary Termination.
               -------------------------------------------------------------
If at any time during the Term, Executive shall die, suffer any Disability (as defined below), or voluntarily terminate his employment by the Company, then, in any such event, his employment under this Agreement shall automatically terminate on the date of death, upon any Disability, or the date of voluntary termination, as the case may be. As used herein, the term "Disability" shall mean the inability of Executive to perform his duties because of physical or mental illness or incapacity as determined by the Board.

          7.2  Termination by the Company for Good Cause.  The Company may
               -----------------------------------------
terminate this Agreement and Executive's employment at any time for Good Cause. In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company. As used herein, the term "Good Cause" shall mean (i) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder or in material violation of the Company's employment policies and practices, (ii) after written notification and a reasonable opportunity to cure, the failure or refusal of Executive to substantially perform the duties or to render the services assigned to him from time to time by the COO, (iii) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, or (iv) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to the Company.

          7.3  Termination by the Company Other Than for Good Cause.  The
               ----------------------------------------------------
Company may terminate this Agreement and Executive's employment for any reason other than for Good

Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

          7.4  Termination of the Agreement due to Non-Extension. Refusal of the
               --------------------------------------------------
Company, within 60 days prior to the end of the initial term of the Employment Agreement, to extend a written offer for Executive's continued employment on substantially the same terms as set forth in this Agreement; provided, that, such extension may be for a one-year term. In such event, Executive shall terminate employment with the Company at the end of the Term.

     8.   Compensation upon Termination.
          -----------------------------

          8.1  Termination Other Than in Connection With a Change in Control.
               -------------------------------------------------------------

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 or 7.2, the Company shall not be obligated, from and after the date of termination, to provide to Executive, and Executive shall not be entitled to receive from the Company, any compensation (including any payments of Base Salary, Annual Bonus, or other awards) or other benefits; except that if termination pursuant to Section 7.1 is due to death or Disability, Executive or his estate shall receive the following compensation:

                    (i) Within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that the Executive would have earned for the fiscal year in question (based on actual performance relative to MBO Criteria for the fiscal year and Executive's contribution up to the date of death or Disability), calculated on a pro-rated basis to the date of termination; and

                    (ii) Any vested DIP payments, which shall be awarded pursuant to the early vesting rights described in paragraph 8.1(b)(ii) below.

               (b) In the event of termination of Executive's employment pursuant to Section 7.3 or 7.4, provided that Executive provides to the Company a full and complete release of all known and unknown claims against the Company and its representatives, the Company shall provide Executive with the following compensation after such termination:

                    (i) Within 15 days, Executive shall be entitled to receive a lump-sum payment from the Company equal to his then Base Salary plus an amount equal to (x) the average of his Annual Bonus, if any, over the most recent two years or (y) the previous Annual

Bonus if only one full Annual Bonus period has passed or (z) forty percent of Base Salary if less than one Annual Bonus period has passed, and

                    (ii) Executive shall be entitled to receive early vesting in the DIP with respect to all projects in which he has been afforded a participation ("Griggs DIP Projects"). The early vesting rights set forth in this Section shall have no effect on the timetable for DIP payouts which shall continue to be one year after Stabilization as set forth in the DIP.The early vesting shall vest:

                         (w)  in full with respect to all Griggs DIP Projects
that have completed construction and are either in lease-up or in their Stabilization Year (as that term is defined in the DIP),

                         (x)  1/36 per month from the date a Griggs DIP Project
is approved by the Board, provided that any initial vesting shall not occur sooner than 12 months from the later of the date a Griggs DIP Project is approved by the Board or the Start Date for all Griggs DIP Projects under construction as of the date of Executive's termination,

                         (y)  25% as to Griggs DIP Projects where (i) the
Company has an option or agreement to purchase the site; (ii) not less than six months of entitlement activity has been expended by the Company prior to termination, and (iii) the Company begins construction within six months after Executive's termination;

                         (z)  If Executive's termination is related to a
material failure by Executive to meet volume objectives established within the MBO Criteria during the Term or to meet cost objectives as established by the construction budgets approved for Griggs DIP Projects, the special vesting provisions of this Section 8.1(b) shall not apply and Executive's DIP rights with respect to the Griggs DIP Projects shall expire upon termination. Prior to Executive being terminated under these circumstances, Executive shall be given written notice of the Company's intent to terminate Executive's employment on these grounds and Executive shall receive a cure period of not less than ninety
(90) days to cure the failure(s) giving rise to a termination that would result in the forfeiture of vesting.

               (iii) The company shall also extend in connection with Executive's termination, 6 months of outplacement services.

          8.2  Termination Following a Change in Control.  The following
               -----------------------------------------
provisions shall apply in lieu of Section 8.1 if, and only if, the termination of Executive's employment occurs within 12 months following a Change in Control (as defined in Section 8.2(d)):

               (a) In the event of termination of Executive's employment pursuant to Section 7.1 due to death or disability, or pursuant to Section 7.2, all provisions of Section 8.1(a) apply.

               (b) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive without Good Reason (as defined below), provided that the Executive provide to the Company a full and complete release of all known and unknown claims against the Company and its representatives, the Company shall pay Executive within 15 days after such termination, a lump-sum payment from the Company equal to: (i) one hundred and forty percent (140%) of his then Base Salary if termination occurs prior to Executive's first Annual Bonus being determined pursuant to Section 3.2; (ii) his then Base Salary plus the amount of the Annual Performance Bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the Annual Performance Bonus for his first full year and prior to the determination for the second full year; or (iii) for any subsequent termination, his then Base Salary plus the average of the Annual Performance Bonus awarded in the prior two years. In addition, Executive shall be entitled to early vesting under the DIP program pursuant to the terms of Section 8.2(c); provided, that, any amounts vested thereby shall be subject to a twenty-five percent (25%) reduction.

               (c) In the event of termination of Executive's employment pursuant to Section 7.1 due to voluntary termination by Executive with Good Reason, or pursuant to Section 7.3 or 7.4 provided that Executive provides to the Company a full and complete release of all known and unknown claims against the Company and its representatives, the Company shall provide Executive with the following compensation after such termination:

                    (i) Within 15 days, Executive shall be entitled to receive a lump-sum payment from the Company equal to two times his then Base Salary plus an amount equal to (x) two times the average of his Annual Bonus, if any, over the most recent two years or (y) two times his previous Annual Bonus if only one Annual Bonus period has passed or (z) eighty percent of his Base Salary if termination occurs prior to Executive's first Annual Bonus being determined pursuant to Section 3.2., and

                    (ii) Executive shall be entitled to receive early vesting rights in the DIP. The early DIP vesting shall vest:

                         (x)  in full for Griggs DIP Projects where as a minimum
threshold, construction has commenced,

                         (y)  50% as to Griggs DIP Projects which have been
approved by the Board and with respect to which all Board established contingencies have been satisfied to develop the site as of the date of Executive's termination, and

                         (z)  25% as to Griggs DIP Projects where (i) the
Company has a purchase option or agreement to purchase the site; (ii) not less than six months of entitlement activity by the Company has been expended prior to termination and (iii) the Company begins construction within six months after Executive's termination.

     The early vesting rights set forth in this Section shall have no effect on the timetable for DIP payouts which shall continue to be one year after Stabilization as set forth in the DIP.

               (d) The company shall also extend in accordance with Executive's termination, 6 months of outplacement services.

               (e) As used herein, the term "Good Reason" means (i) a material change in Executive's annual compensation, short-term and long-term incentive plans, duties, responsibilities, or authority, (ii) the Company's relocation of the Executive, without the Executive's consent, to a location outside of the San Francisco metropolitan area, and (iii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement as contemplated in Section 13.4 below after a written request by Executive subsequent to the change in control.

               (f) As used herein, a "Change in Control" shall be deemed to have occurred when any of the following events occur:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date hereof, (a "Person")) acquiring "beneficial ownership" (as defined in Rule 13D-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) a change in the Board that is the result of a proxy solicitation(s) or other action(s) to influence voting at a shareholders' meeting of the Company (other than by voting one's own stock) by a Person or group of Persons who has Beneficial Ownership of 5% or more of the combined voting power of the securities of the Company and which causes the Continuing Directors (as defined below) to cease to constitute a majority of the Board; provided, however, that neither of the events described in (i) or (ii) of this
Section 8.2(d) shall be deemed to be a Change in Control if the event(s) or election(s) causing such change shall have been approved specifically for purposes of this Agreement by the affirmative vote of at least a majority of the members of the Continuing Directors. For these purposes, a "Continuing Director" shall mean a member of the Board (i) who is a member of the Board on the date of this Agreement, or (ii) who subsequently becomes a member of the Board and who either (x) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are Directors on the date hereof, or (y) is appointed or recommended for election with the affirmative vote of a majority of the Directors then in office who are described in clauses (i) and (ii) (including clause (ii)(y)), as applicable.

               (g) Notwithstanding anything to the contrary in this Section 8.2, if any of the payments or other compensation to be made to Executive pursuant to this Section 8.2 are determined to be "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of such payments or other compensation shall be reduced to the largest amount which would not constitute "parachute payments" as so defined.

     9.   Confidentiality. It is specifically understood and agreed that some of
          ---------------
the Company's business activities are secret in nature and constitute trade secrets, or are otherwise confidential and/or proprietary in nature, including but not limited to the Company's "know-how," methods of business and operations, and property and financial analyses and reports (all such information, "Proprietary Information"). All of the Company's Proprietary Information is and shall be the sole property of the Company for its own exclusive use and benefit, and Executive agrees that upon termination of his employment for any reason whatsoever, he shall return to the Company all Proprietary Information in his possession or under his control. Executive further agrees that he shall hold all of the Company's Proprietary Information in strictest confidence and shall not at any time, either during or after his employment by the Company, use or disclose, or permit the use or disclosure of, the same for his own benefit or for the benefit of others, unless authorized to do so by the Company's written consent or by a contract or agreement to which the Company is a party or by which it is bound. The provisions of this Section 9 shall perpetually survive the termination of the Agreement, and Executive shall likewise be bound by all other agreements between him and the Company relating in any way to the protection of the Company's Proprietary Information.

     10.  Arbitration.  If a dispute arises between Company and Executive
          -----------
concerning this Agreement, or in any way relating to Executive's employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of San Francisco pursuant to the then-current rules of the Judicial Arbitration and Mediation Services ("JAMS") by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of San Francisco, California in accordance with the employment arbitration rules of the American Arbitration Association ("AAA Rules"). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court.

     11.  Taxes; Withholdings. All compensation payable by the Company to the
          -------------------
Executive under this Agreement, which is or may become subject to withholding under the Code or other pertinent provisions of laws or regulation, shall be reduced for all applicable income and/or employment taxes required to be withheld.

     12.  Administration by the Board. The Board, or its Compensation Committee
          ---------------------------
as determined by the Board, shall be (i) solely responsible for the interpretation and administration of Section 3.2 of this Agreement, and (ii) entitled to modify Section 3.2 of this Agreement and the (including, without limitation, performance criteria and targets) as necessary or appropriate to achieve the purposes and intents of the same in light of changing or extenuating circumstances. All such actions, decisions, and modifications regarding this Agreement made in good faith by the Board, or by its Compensation Committee, shall be final and binding on Executive.

     13.  Miscellaneous.
          -------------

          13.1 Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company's registered address and to Executive's last shown address on Company's records, respectively. Such notice shall be deemed to be delivered two days after mailing.

               If to Company:      BRE Properties, Inc.
               -------------
                                   Forty Four Montgomery Street, Suite 3600
                                   San Francisco, CA 94104-4809
                                   Attn: Lee Carlson

               With Copy to:       Farella, Braun & Martel
               ------------
                                   235 Montgomery Street, Suite 3000
                                   San Francisco, CA 94104
                                   Attn: Daniel E. Cohn, Esq.

               If to Executive:    Bradley P. Griggs
               ---------------
                                   50 Corwin Drive
                                   Alamo, CA 94507

          13.2 This Agreement contains the full and complete understanding of the parties and supersede all prior representations, promises, agreements, and warranties, whether oral or written.

          13.3 This Agreement shall be governed by and interpreted according to the laws of the State of California.

          13.4 With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company.

          13.5 With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability. Nothing in this Agreement shall limit the Executive's rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. If the Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or their designee, or if there is no such designee, to the Executive's estate.

          13.6 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.
          13.7 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

          13.8 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

          13.9 Without limiting the provisions of Section 10, if either party institutes arbitration proceedings pursuant to Section 10 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs, and expenses.

          13.10 Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement is intended to terminate or otherwise affect any rights, benefits or claims that Executive may have now or in the future against Company under the Indemnification Agreement, dated December __, 2000, between Executive and Company.

          13.11 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

                                   COMPANY:  BRE PROPERTIES, INC.


                                   By:   /s/ Frank McDowell
                                      ------------------------------------------
                                   Its:  President and Chief Operating Officer
                                       -----------------------------------------


                                   EXECUTIVE:  Bradley P. Griggs


                                   /s/ Bradley P. Griggs
                                   ---------------------------------------------



Attachments:
------------

Exhibit A-1 & A-2

Exhibit B

Exhibit C

                                   EXHIBIT A
                                   ---------

                 Long Term Developer Incentive Program ("DIP")

                                  MEMORANDUM

                             Last Revised 11/10/00
                             ---------------------

TO:       Compensation Committee

FROM:     Frank McDowell

DATE:     November 10, 2000

RE:       Developer Incentive Program


Earlier this year, the Committee and the Board of BRE approved in concept the Long Term Developer Incentive Plan (see attached memo dated March 20, 2000). At that time, it was agreed that the program would be effective as of 1/1/2000. If you will recall, the development group received no stock options this year based on that assumption. It was agreed that I would come back to the committee with certain recommendations for items that were contemplated in the document, but not decided at that time. The Development group is anxious to see the final program and I have promised them it will be forthcoming very soon.

I am having drafted now a document that represents a BRE comp plan. It will be provided to the Committee for final review. It will describe the plan consistent with the memo dated March 20, modified by the contents of this memo.

I will break this memo into two sections, the first section represents modifications from the prior memo based on input since March, and secondly, recommendations for items that were not covered in the earlier memo.

 .  In the original memo, we contemplated asking the Acquisition/Development
   Committee to review the Market Cap Rates annually and make changes. I would like to change that to have Management make a recommendation to the Acquisitions/Development Committee at the time of approval on what the appropriate cap rate should be. We will use the cap rates included in the March 20 memo as a guide, but cap rates do change, and as the Committee earlier pointed out, different sub markets and assets will be valued at different cap rates.

 . We had earlier said that percentage allocations for individuals would be reviewed annually. I would prefer to set the allocations at a level that will remain the same until the A & D Committee changes them. We don't want developers thinking the levels will be raised.

 . Earlier, we had allocated a 2% override to a Managing Director who is overseeing a Director (for instance, Ashish overseeing David Wood in San Diego). Jeff is concerned that the MD may not spend enough time overseeing a deal where he has a 2% interest versus a 10% interest in his direct deals. I would like to recommend that where we have an MD (Ashish and Jeff at this point), that the total of the EVA participation be the same as the MD's allocation (i.e. if Ashish has 10% allocation on direct deals, then whatever levels the Director receives, say 6%, reduces his availability).

 . We will add a provision to the plan that states that if a participant in the Developer Incentive Plan changes the scope of a project, or changes the specs/amenities of the project without proper pre-approval, BRE reserves the right to unilaterally reduce or cancel shares of the responsible party.

 . In the event a participant in the EVA program is deemed to be inadequately performing the duties of the position, it is the prerogative of BRE to give the participant written notice of performance issues along with notice of potential remedies. The participant will be given a minimum of 90 days to cure the performance issues. Remedies may include the forfeiture of up to 50% of EVA awards that are not yet in the 12 month stabilization period.

 . In the case of rehab projects, participants are encouraged to consider seeking ideas and proposing ideas for additional value added capital investments. For instance, if a rehab is going well and acceptance of higher rents is positive, we want Development group to consider if market might be willing to pay for even greater upgrades to interiors, etc, and recommend additional capital budget for approval. If this were to occur, BRE would change the measurement time (i.e. first 12 months after stabilization) to allow for NOI impact of additional improvements to be fully reflected in Incentive shares

Below are items that needed to have specific recommendations made:

 . On projects that started before 1/1/00, we needed to make judgments on what a fair allocation of EVA would be on projects that were in the pipeline, but not completed. Attached find a spread sheet titled Allocation of Long term Development Incentive shares and another called Recommended Allocations.

 . Because Jeff Duke has been functioning as Interim Head of Development, I have made allocations splitting the Head of Development share between Jeff and the incoming permanent Head of Development. Jeff is intended to permanently be a Managing Director over certain other markets (Denver and Pacific Northwest). If he receives a share as MD, then he does not get anything for Interim head of Development.

 . In the above mentioned spread sheets, I have also recommended Target Cap rates and Target Returns (100 b.p. higher than Target Cap Rate) for each deal. They are consistent with earlier memo except Adams Place is higher cap rate because of rehab and asset quality.

 . I have spent a good deal of time with the issue of Overhead allocation to each deal. We have clearly been allocating overhead at too low a level ($2,000 per unit). The allocation of overhead for each deal is a corporate decision and participants in the EVA program have varying levels of control of the overhead in the group. I would recommend that for the purposes of EVA, the calculation of overhead will be consistent with how the original underwriting is approved. For instance if there was an assumption of $2,000 per unit over an assumed 18 month development period, then the deal will be evaluated using the approval parameters. If in this example, the deal takes 27months to complete, then it would be charged the $2000 prorated over the longer time to complete, or $3000 per unit in this case. I believe that responsibility to meet overhead budgets and adequate levels of construction starts should be evaluated individually in their annual bonus review. (NOTE:
   The head of Development does have control over the factors affecting overhead allocation. Thus, he will be charged with actual overhead incurred on all deals approved after 1/1/01. We will consider changes in future years for other personnel based on the overhead they can control.)

 . The EVA calculation will include a normalized real estate tax accrual in case the property is not assessed during the first year of stabilization.

 . Failed Pursuit Costs will be allocated to individuals based on their regions or level of oversight. We will begin accumulating pursuit costs as of 1/1/2000.

 . The concept of this plan is to compensate the Development group for value added development, major rehabs, and to a lesser extent acquisitions they source. We have spent most of our time thinking about ground up developments. In the case of acquisitions, we have said we will pay a cash payment of $50- $75,000 to the responsible person, after the first stabilized year, assuming the deal performs up to expectations. I would recommend that we pay from $25-75,000 based on a scale that pays the max $75,000 on successful acquisitions above $35 million, and the minimum paid starting at $10 million.

 .  We will define stabilization for the purposes of this agreement as follows:

     .  For acquisitions, the first full 12 months following closing

     . For development or rehabs, the first full 12 months following: (a)the property achieving occupancies of 93% (for 3 consecutive months), or (b) not later than 9 months after receipt of final C of O.

 . Major Rehabs are part of our strategy for value added activities as we move forward, just as ground up development is. The risk and effort are considerable, and should be commensurate with the value added component of each project. We need to also recognize that virtually every acquisition has some level of rehab budget included. I recommend that we use the basic EVA model for evaluating incentives for the Development team, with the following adjustment. We will compare the ratio of non acquisition expenses of the rehab project to the non-land (plus fees) costs of development in that market, and adjust the EVA calculation accordingly. See spreadsheet tab headed "Rehab EVA Calculation".

 . The final area for review is how to evaluate JV transactions. They have complexity because of low level of capital invested by BRE, the possibility of promoted interest, and different types of fees. In the case of Construction and Development fees, these are one time fees and will not be capitalized in any way. To the extent that we actually recognize profits from one time fees (net of overhead) then we would pay out to the development group the percentage of the fee received. To the extent we receive above market management fees, then the excess above market (say $240 per unit) would be included in the NOI. See example attached.

The Developer Long Term Incentive Plan will be administered by the Acquisition and Development Committee of the Board.

Our longer term incentive program was a key element in being able to attract the interest of numerous candidates for the Head of Development. I believe it is innovative and well aligned with shareholders. If we achieve good results there are good potential pay outs. If we under perform in development, then the development group shares in the pain.

I look forward to discussing this with you and moving forward to finalize the program.

                                   EXHIBIT C
                                   ---------

                         Full-Recourse Promissory Note
                         (Transition Assistance Loan)

$50,000                                                         December 8, 2000
                                                       San Francisco, California


     FOR VALUE RECEIVED, the undersigned Borrower promises to pay to BRE PROPERTIES, INC., a Delaware corporation (the "Company"), at its principal offices at San Francisco, California the principal sum of Fifty Thousand and no/100 dollars ($50,000) from the date of this Note on the unpaid principal balance, upon the terms and conditions specified below.

     1. Term. The principal balance of this Note shall be due and payable at the close of business on December 8, 2005 (insert five year anniversary date).

     2.   Rate of Interest.  Note shall be interest free.

     3. Prepayment. Prepayment of principal may be made at any time without penalty.

     4. Events of Acceleration. The entire unpaid principal sum under this Note shall become immediately due and payable upon:

          (a) Upon termination of Borrower's employment by the Company with cause or termination by the Borrower without Good Reason pursuant to the Employment Agreement between Borrower and the Company dated as of December 11, 2000 (the "Employment Agreement"); and

          (b) The refusal of the Borrower to accept an offer by the Company extending Borrower's employment through at least the term of this Note on substantially the same terms as set forth in the Employment Agreement.

     5. Events of Forgiveness. The Company shall forgive payment of unpaid principal under this Note as follows:

          (a)  All unpaid principal shall be forgiven by the Company upon:

               (i) Borrower's remaining continuously employed by the Company through the term of this Note;

               (ii) Borrower's death or disability, as defined in the Employment Agreement, while employed by the Company;

               (iii) Termination without cause of Borrower's employment by the Company or, in the event of a Change of Control, termination with or without Cause, or with Good Reason of Borrower's employment by Borrower pursuant to the Employment Agreement; or

               (iv) The refusal of the Company, by the completion of the initial term of the Employment Agreement, to extend an offer for Borrower's continued employment through at least the term of this Note on substantially the same terms as set forth in the Employment Agreement.

          (b) The outstanding balance of the unpaid principal sum under this Note shall be forgiven and reduced by the Company based on a monthly pro rata adjustment taking into consideration the number of months Borrower is employed and the term of the Note.

     6. Waiver. No previous waiver and no failure or delay by the Company or the Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default or failure of condition under this Note. A waiver of any term of this Note must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver.

     The Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

     7. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

     8. Governing Law. This Note shall be construed in accordance with the laws of the State of California without reference to conflicts of law principles.



                                             /s/ Bradley P. Griggs
                                             ---------------------------
                                             Bradley P. Griggs

                                             Address:
                                             50 Corwin Drive
                                             Alamo, CA 94507